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                                                                    EXHIBIT 10.8

[Splinex logo]

PRIVATE AND CONFIDENTIAL

May 20, 2004

Jerry Herlihy
2850 Farragut Lane
West Palm Beach, FL 33409

Dear Jerry:

On behalf of Splinex, Inc., I am very pleased to offer you the position of CHIEF FINANCIAL OFFICER based upon the following terms:

         o  A salary of $110,000 per year, paid semi-monthly.

         o An annual target bonus up to 50% of annual salary based on performance and Board approval.

         o Options to purchase 100,000 shares of post stock split Splinex, Inc. common stock.

         o You will be required to sign the Company's Nondisclosure Agreement, its Confidentiality Agreement and its Business Code of Conduct, as a condition of accepting this position.

         o Medical and dental insurance coverage shall begin on the first of the month following 30 days of employment.

         o A mutually agreeable start date will be established upon your acceptance of this offer.

         o  Your employment with Splinex will be on an "at will" basis.

         o You will be entitled to receive three (3) weeks of paid vacation per 12 months of employment relative to your anniversary date.

We are excited about the prospect of you joining our team. If the above proposal meets your approval, please sign below and fax back to 954 556 4031.

 Thank you again for your time and I look forward hearing from you.

Sincerely,

Kevin Fitzgerald
Director
Splinex, Inc.

Print Name   Gerard Herlihy

Signature /s/ Gerard Herlihy                 date:
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